Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-204812 on Form S-1 of our report dated February 25, 2016, relating to the consolidated and combined financial statements of Babcock & Wilcox Enterprises, Inc., (“the Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the completion of the spin-off of the Company effective June 30, 2015 by The Babcock and Wilcox Company) appearing in the Annual Report on Form 10-K of Babcock & Wilcox Enterprises, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

April 29, 2016